Exhibit 99.1

G3 VRM ACQUISITION CORP.

AUDIT COMMITTEE CHARTER

(Effective ________, 2021)

Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of G3 VRM Acquisition Corp. (the “Company”) shall assist the Board with the oversight of the Company’s corporate accounting and financial reporting processes, the audits of its financial statements, and its internal control processes. The Committee shall serve as an independent and objective body to monitor the Company’s financial reporting processes and system of internal controls. As necessary and appropriate, the Committee shall also provide the Board with recommendations regarding improvements to be made to the Company’s financial reporting system and system of internal controls.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The Company’s independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles (“GAAP”) and reviewing the Company’s quarterly financial statements. The Committee’s responsibilities do not include planning or conducting audits or determining that the Company’s financial statements and disclosures are complete and accurate and in accordance with GAAP or applicable laws, rules or regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (if any) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Member Qualification and Appointment

The Committee shall be composed of at least three (3) members of the Board. Except as otherwise permitted by the applicable rules of the NASDAQ Stock Market, each member of the Committee shall satisfy the independence and experience requirements set forth in the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), the NASDAQ Stock Market, and the Public Company Accounting Oversight Board (to the extent that such body establishes independence and experience requirements).  Each member of the Committee shall be able to read and understand fundamental financial statements, including a company’s income statement, balance sheet and cash flow statement. At least one  (1) member of the Committee shall be an “audit committee financial expert” within the definition adopted by the SEC.

The members of the Committee shall be appointed annually by a majority vote of the Board and any vacancies on the Committee shall be filled by a majority vote of the Board. The Board may remove any member or all members of the Committee at any time, with or without cause.

Unless a chairperson of the Committee (the “Chair”) is appointed by the full Board, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.

The affirmative vote of a majority of the full Committee membership shall be the act of the Committee, unless applicable laws, rules or regulations, the Certificate of Incorporation of the Company or its Bylaws require the vote of a greater number of directors or the entire Board.

No Committee member shall simultaneously serve on the audit committees of more than two (2) other public companies without discussion with and approval of the Chairman of the Board or the Chairman of the Executive Committee of the Board (if applicable).

Meetings and Administration

The Committee shall meet at least once during each fiscal quarter and at such other times as may be designated by the Chair or any two (2) other members of the Committee from time to time. In addition, from time to time, the Committee shall meet separately with management of the Company, with the internal auditor (if any), and with the independent auditor.

The Committee may ask members of management, employees, outside counsel, the independent auditor, or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meeting and to provide such pertinent information as the Committee may request.

Subsequent to each Committee meeting, a report of the actions taken by the Committee shall be made to the Board.

Authority, Duties and Responsibilities

Independent Auditor

1.	Appointment. The Committee shall have sole and direct responsibility for appointing, overseeing, evaluating, retaining and terminating the engagement of the independent auditor. The Committee may, in its discretion, seek stockholder ratification of the independent auditor that it appoints.

2.	Compensation. The Committee shall have sole and direct responsibility for setting the compensation (and other terms of engagement) of the independent auditor. Without further action from the Board, the Committee is empowered to cause the Company to pay the compensation of the independent auditor, as determined by the Committee.

3.	Oversight. The independent auditor shall report directly to the Committee. The Committee shall have sole and direct responsibility for overseeing the work of the independent auditor, including resolution of disagreements between management of the Company and the independent auditor regarding financial reporting. The Committee shall evaluate the independent auditor’s qualifications, independence and performance.

4.	Audit and Disclosure Issues. The Committee shall review with the independent auditor any audit issues, problems or difficulties and management’s response thereto, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, past adjustments, and any significant disagreements with management. The Committee shall discuss with the independent auditor whether there are any accounting or disclosure issues that have not been resolved to the satisfaction of the independent auditor.

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5.	Independence. The Committee shall take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, at least annually, the Committee shall:

a.	Obtain and review a formal report from the independent auditor describing all relationships between the independent auditor and the Company (consistent with Independence Standards Board Standard No. 1) and engage in a dialogue with the independent auditor with respect to any disclosed relationship or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor;

b.	Review the quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company;

c.	Confirm with the independent auditor that the independent auditor is in compliance with partner rotation requirements as required by law; and

d.	If applicable, consider whether the independent auditor’s provision of any permitted non- audit services to the Company is compatible with maintaining the independence of the independent auditor.

6.	Review of Other Reports. The Committee shall receive and review any other reports from the independent auditor that are required under generally accepted auditing standards and other standards governing the independent auditor.

7.	Pre-approval of Services. Before the independent auditor is engaged by the Company to render audit, audit-related, tax or permitted other services, the Committee shall pre-approve the engagement. Notwithstanding the foregoing, separate Committee pre-approval shall not be required for de minimis non-audit services that are approved in accordance with applicable SEC rules. The Company shall disclose in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q any approval of non-audit services during the period covered by the applicable report.

8.	Prohibited Services. Consistent with the rules, regulations and guidance promulgated by the SEC, the provision of certain non-audit services by the independent auditor would impair the independence of the independent auditor. Accordingly, the Committee and the Company shall not engage the independent auditor to perform the following non-audit services (which services should be considered in light of all applicable SEC rules, regulations and guidance):

a.	Bookkeeping

b.	Financial Information Systems Design and Implementation

c.	Appraisals or Valuation (other than with regard to tax)

d.	Fairness Opinions

e.	Actuarial Services

f.	Internal Audit Outsourcing

g.	Management Functions

h.	Human Resources/Executive Recruiting

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i.	Broker-Dealer or Investment Adviser or Investment Banking Services

j.	Legal Services

k.	Expert Services (unrelated to the annual audit) Financial Statements & Disclosures

9.	Scope of Audit; Planning. The Committee shall meet with the Company’s management and the independent auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed in conducting the audit and the staffing of the audit.

10.	Review and Discussion. The Committee shall review and discuss with the Company’s management and the independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61, as amended (or a successor statement), and as adopted by the Public Company Accounting Oversight Board, requires discussion. The Committee shall review and discuss with the Company’s management and the independent auditor, the results of the Company’s annual audit and the review of the Company’s quarterly financial statements, including the disclosures in the Company’s annual and quarterly reports filed with the SEC.

11.	Recommendation to Board Regarding Financial Statements. The Committee shall consider whether it will recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

12.	SEC Reports. The Committee shall prepare an annual committee report for inclusion, where necessary, in the proxy statement of the Company relating to its annual meeting of stockholders and in such other reports as the Committee shall deem necessary or advisable pursuant to applicable SEC rules.

13.	Auditor Review of Interim Financial Statements. The Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Committee and the Chief Financial Officer of the Company any matters identified in connection with the independent auditor’s review of interim financial information which are required to be discussed by applicable accounting standards. The Committee shall direct the Company’s management to advise the Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of such information.

14.	Earnings Releases. The Committee shall discuss generally the type and presentation of information to be disclosed in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and other third-parties. The Committee shall approve all press releases containing financial information regarding the Company prior to dissemination.

15.	Management’s Discussion and Analysis. The Committee shall discuss with the Company’s management and the independent auditor the Company’s financial statements, including the Company’s disclosures in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of filings made by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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16.	Other Reports. Prior to publication, the Committee shall review any reports or other financial information to be submitted to any governmental body including any certification, report, opinion, or review rendered by the independent auditor.

17.	Integrity of Financial Reporting Process. In consultation with the Company’s independent auditor, the Committee shall review the integrity of the Company’s financial reporting processes including judgments, decisions relating to changes in accounting procedures, and related matters.

18.	Review of Disclosure. The Committee shall periodically review the Company’s financial statements and related disclosure items, including without limitation:

a.	The Company’s critical accounting policies;

b.	Any significant issues regarding, or changes in, accounting principles and financial statement presentations;

c.	The effect of regulatory and accounting initiatives on the Company’s financial statements; and

d.	The methods used to account for significant unusual transactions.

Controls & Procedures

19.	Oversight. The Committee shall coordinate the Board’s oversight of, and ensuring compliance with, the Company’s internal control over financial reporting and disclosure controls and procedures. The Committee shall receive and review the reports of the Chief Executive Officer and Chief Financial Officer of the Company required by Rule 13a-14 of the Exchange Act.

20.	Consultation Regarding Internal Controls. The Committee shall periodically consult with the independent auditor regarding internal controls and the completeness and accuracy of the Company’s financial statements, which will also include discussions regarding the risk of fraud in the financial statements.

21.	Procedures for Complaints and Concerns. Together with the Nominating and Corporate Governance Committee of the Board, the Committee shall be responsible for establishing policies and procedures regarding (a) the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, financial statement or other disclosure, internal accounting or disclosure controls or auditing matters, and (b) the confidential, anonymous submission of any such complaints or concerns by employees of the Company.

22.	Related Person Transactions. The Committee shall review the Company’s policies and procedures for reviewing and approving or ratifying transactions required to be disclosed pursuant to Item 404 of Regulation S-K (“Related Person Transactions”), including the Company’s Policies and Procedures Regarding Related Person Transactions, and recommend any changes to such Policies and Procedures to the Board. The Committee shall review all Related Person Transactions for potential conflicts of interest on an ongoing basis in accordance with the Company’s Policies and Procedures Regarding Related Person Transactions, and shall be responsible for the approval and ratification of all such transactions.

23.	Internal Audit. The Committee shall coordinate the Board’s oversight of the Company’s internal audit function (if any).

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24.	Hiring. The Committee shall establish policies and procedures regarding the hiring of employees or former employees of the Company’s independent auditor.

25.	Risk Management. The Committee shall review and discuss the Company’s policies and processes with regard to risk assessment and risk management, including guidelines and policies governing the process by which risk assessment and risk management are undertaken, the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures, and recommend any changes to such guidelines and policies to the Board. In addition, the Committee shall review management’s ongoing assessments of the Company’s risk management processes and systems of internal control, including without limitation risks related to data privacy and data security.

General

26.	Investigations. The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request that any officer, employee, or advisor of the Company meet with the Committee or any advisors engaged by the Committee.

27.	Reports to Board. The Committee shall report regularly to the Board on the Committee’s activities, and its conclusions with respect to the independent auditor, and make other appropriate recommendations to the Board. The Committee will keep written minutes of its meetings, which minutes shall be provided to the Board and maintained with the books and records of the Company.

28.	Charter. The Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

29.	Evaluation of Committee. The Committee shall evaluate its own performance on an annual basis, including compliance with this Charter, and provide any written material with respect to such evaluation to the Board along with any recommendations for changes in procedures or policies governing the Committee. The Committee shall publish this Charter as required by applicable law, in cooperation with the Corporate Governance Committee.

30.	Other Activities. The Committee shall perform any other activities consistent with this Charter, the Company’s Bylaws and other applicable laws and regulations as the Committee or the Board deems necessary or appropriate.

Advisors

To the extent that it deems necessary or appropriate, in its sole discretion, the Committee may retain independent counsel, experts or advisors. Further, the Committee may utilize the services of the Company’s regular legal counsel or other advisors. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attestation services, for payment of compensation to any advisors to the Committee and for ordinary administrative expenses of the Committee.

Delegation of Duties

The Committee shall be permitted to delegate any or all of its responsibilities to one or more subcommittees of the Committee to the extent consistent with this Charter, the Company’s Certificate of Incorporation and Bylaws, applicable law, applicable regulations, and the rules of the NASDAQ Stock Market and such other markets in which the Company’s securities trade. Any decision of a subcommittee to pre-approve audit, audit-related, tax or permitted non-audit services shall be presented to the full Committee at its next scheduled meeting.

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